Exhibit (a)(1)(G)

STEALTHGAS INC

. ANNOUNCES PRELIMINARY RESULTS OF SELF TENDER OFFER FOR SHARES OF COMMON STOCK

ATHENS, GREECE, April 29, 2020. STEALTHGAS INC. (Nasdaq: GASS), a ship-owning company primarily serving the liquefied petroleum gas (LPG) sector of the international shipping industry, today announced the preliminary results of its tender offer to purchase up to 4,761,904 shares of its common stock, par value of $0.01 per share, at a price of $2.10 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The tender offer expired at 5:00 P.M., New York City Time, on April 28, 2020.

Based on a preliminary count by American Stock Transfer & Trust Co., LLC, the depositary for the tender offer, the total number of shares tendered in the tender offer was 1,366,045 shares. In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, the Company expects to repurchase a total of 1,366,045 shares of its common stock through the tender offer at a price of $2.10 per share, for a total cost of $2,868,694.50, excluding fees and expenses. The total of 1,366,045 shares that the Company expects to accept for repurchase represents approximately 3.5% of the Company’s total outstanding shares of common stock as of April 28, 2020.

The number of shares of common stock expected to be purchased by the Company and the aggregate purchase price for the shares are preliminary and subject to final confirmation by the depositary and the proper delivery of shares tendered, including shares tendered pursuant to the guaranteed delivery procedure. The final results of the tender offer will be announced promptly following completion of the confirmation process. Payment for shares of common stock accepted for purchase by the Company will be made in accordance with the terms of the tender offer promptly following final confirmation of the number of shares tendered. Certificates for all shares tendered and not purchased will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares to the tendering pursuant to the terms of the tender offer.

If shareholders have any questions, please call our information agent, Okapi Partners LLC, by telephone, toll free at (888) 785-6709.

About STEALTHGAS INC.

StealthGas Inc. is a ship-owning company primarily serving the liquefied petroleum gas (LPG) sector of the international shipping industry. StealthGas Inc. has a fleet of 49 vessels. The fleet is comprised of 45 LPG carriers, including eight Joint Venture vessels and an 11,000 cbm newbuilding pressurized LPG carrier with expected delivery in 2021. These LPG vessels have a total capacity of 431,527 cubic meters (cbm).The Company also owns three M.R. product tankers and one Aframax oil tanker with a total capacity of 255,804 deadweight tons (dwt). StealthGas Inc.’s shares are listed on the Nasdaq Global Select Market and trade under the symbol “GASS.”

Certain Information Regarding the Tender Offer

The information in this press release describing StealthGas Inc.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of StealthGas Inc.’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that StealthGas Inc. is distributing to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of StealthGas Inc. may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that StealthGas Inc. is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Okapi Partners LLC, the information agent for the tender offer, toll free at (888) 785-6709. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call Okapi Partners LLC, the information agent for the tender offer, toll free at (888) 785-6709. Parties outside the U.S. can reach the information agent at +1 (212) 297-0720.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although STEALTHGAS INC. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, STEALTHGAS INC. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the ability of STEALTHGAS INC. to complete the tender offer considering the various conditions to the tender offer, some of which are outside STEALTHGAS INC.’s control: the strength of world economies and currencies, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on our business and operations, and on shipping activity and demand across our and our customers’ businesses, and on global supply chains; general market conditions, including changes in charter hire rates and vessel values; charter counterparty performance; changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydockings; shipyard performance; changes in STEALTHGAS INC.’s operating expenses, including bunker prices, drydocking and insurance costs; our ability to obtain financing and comply with covenants in our financing arrangements; actions taken by regulatory authorities; potential liability from pending or future litigation; domestic and international political conditions; and potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by STEALTHGAS INC. with the U.S. Securities and Exchange Commission.

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